Subject to Completion Preliminary Term Sheet dated September 12, 2018
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-213265
(To Prospectus dated November 4, 2016,
Prospectus Supplement dated November 4, 2016 and
Product Supplement COMM-1 dated April 3, 2017)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	September , 2018 September , 2018 September , 2023
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

BofA Finance LLC
Leveraged Index Return Notes® Linked to the Bloomberg Commodity Index
Fully and Unconditionally Guaranteed by Bank of America Corporation
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Maturity of approximately five years
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[190.00% to 210.00%] leveraged upside exposure to increases in the Index
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1-to-1 downside exposure to decreases in the Index, with up to 100% of your principal at risk
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All payments occur at maturity and are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes
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No periodic interest payments
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In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”.
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Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet, page PS-5 of product supplement COMM-1, page S-4 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.
The initial estimated value of the notes as of the pricing date is expected to be between $9.41 and $9.82 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-17 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
	Per Unit	Total
Public offering price(1)	$10.00	$
Underwriting discount(1)	$0.06	$
Proceeds, before expenses, to BofA Finance	$9.94	$
(1)
For any purchase of 500,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.975 per unit and $0.035 per unit, respectively. See “Supplement to the Plan of Distribution; Conflicts of Interest” below.

The notes and the related guarantee:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
Merrill Lynch & Co.
September     , 2018

Leveraged Index Return Notes® Linked to the Bloomberg Commodity Index, due September , 2023
Summary
The Leveraged Index Return Notes® Linked to the Bloomberg Commodity Index, due September  , 2023 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC.. The notes and the related guarantee  are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of BofA Finance’s other unsecured and unsubordinated debt, and the related guarantee will rank equally with all of BAC’s other unsecured and unsubordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor..  The notes provide you a leveraged return if the Ending Value of the Market Measure, which is the Bloomberg Commodity Index (the “Index”), is greater than its Starting Value.If the Ending Value is less than the Threshold Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our and BAC’s credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the Participation Rate) are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value range for the notes.  This initial estimated value range was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes.  The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-17.
Terms of the Notes		Redemption Amount Determination
Issuer:	BofA Finance LLC (“BofA Finance”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately five years
Market Measure:	The Bloomberg Commodity Index (Bloomberg symbol: “BCOM”)
Starting Value:	The closing level of the Market Measure on the pricing date.
Ending Value:
The closing level of the Market Measure on the scheduled calculation day. The calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-20 of product supplement COMM-1.

Threshold Value:	100% of the Starting Value.
Participation Rate:	[190% to 210]%. The actual Participation Rate will be determined on the pricing date.
Calculation Day:	Approximately the fifth scheduled Market Measure Business Day immediately preceding the maturity date.
Fees and Charges:	The underwriting discount of $0.06 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-17.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), an affiliate of BofA Finance.

Leveraged Index Return Notes®	TS-2

Leveraged Index Return Notes® Linked to the Bloomberg Commodity Index, due September , 2023
The terms and risks of the notes are contained in this term sheet and in the following:
■	Product supplement COMM-1 dated April 3, 2017: https://www.sec.gov/Archives/edgar/data/70858/000119312517108683/d354136d424b5.htm
■	Series A MTN prospectus supplement dated November 4, 2016 and prospectus dated November 4, 2016: https://www.sec.gov/Archives/edgar/data/70858/000119312516760144/d266649d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement COMM-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
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You anticipate that the Index will increase from the Starting Value to the Ending Value.
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You are willing to risk a loss of principal and return if the Index decreases from the Starting Value to the Ending Value.
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You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
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You are willing to forgo the rights and benefits of owning the commodities or futures contracts included in, or tracked by, the Index.
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You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC’s internal funding rate and fees and charges on the notes.
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You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

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You believe that the Index will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.
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You seek 100% principal repayment or preservation of capital.
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You seek interest payments or other current income on your investment.
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You want to receive the rights and benefits of owning the commodities or futures contracts included in, or tracked by, the Index.
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You seek an investment for which there will be a liquid secondary market.
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You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take BAC’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Leveraged Index Return Notes®	TS-3

Leveraged Index Return Notes® Linked to the Bloomberg Commodity Index, due September , 2023
Hypothetical Payout Profile and Examples of Payments at Maturity
The below graph is based on hypothetical numbers and values.
Leveraged Index Return Notes®
This graph reflects the returns on the notes, based on a Participation Rate of 200% (the midpoint of the Participation Rate range of [190% to 210%]) and a Threshold Value of 100% of the Starting Value. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the components of the Index.
This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, a Threshold Value of 100, a Participation Rate of 200% and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Participation Rate, Ending Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.
For recent actual levels of the Market Measure, see “The Index” section below.  In addition, all payments on the notes are subject to issuer and guarantor credit risk.
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit(1)	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(2)(3)	0.00%	$10.00	0.00%
102.00	2.00%	$10.40	4.00%
105.00	5.00%	$11.00	10.00%
110.00	10.00%	$12.00	20.00%
120.00	20.00%	$14.00	40.00%
130.00	30.00%	$16.00	60.00%
140.00	40.00%	$18.00	80.00%
150.00	50.00%	$20.00	100.00%
160.00	60.00%	$22.00	120.00%
(1)	The Redemption Amount per unit is based on the hypothetical Participation Rate.
(2)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure.
(3)	This is the hypothetical Threshold Value.
Leveraged Index Return Notes®	TS-4

Leveraged Index Return Notes® Linked to the Bloomberg Commodity Index, due September , 2023
Redemption Amount Calculation Examples
Example 1
The Ending Value is 90.00, or 90.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 100.00
Ending Value: 90.00
Redemption Amount per unit
Example 2
The Ending Value is 150.00, or 150.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 150.00
= $20.00 Redemption Amount per unit
Leveraged Index Return Notes®	TS-5

Leveraged Index Return Notes® Linked to the Bloomberg Commodity Index, due September , 2023
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-5 of product supplement COMM-1, page S-4 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
■	Depending on the performance of the Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
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Payments on the notes are subject to our credit risk, and  the credit risk of BAC, and actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

■	Your investment return may be less than a comparable investment directly in the components of the Index
■	We are a finance subsidiary and, as such, will have limited assets and operations.
■	BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries
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The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC: events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes

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The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

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The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value.  This is due to, among other things, changes in the level of the Index, BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-17. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

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The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Index, our and BAC’s creditworthiness and changes in market conditions.

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A trading market is not expected to develop for the notes. None of us, BAC or MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

■	While BAC and our other affiliates may from time to time own components of the Index, we, BAC and our other affiliates do not control any components of the Index.
■	Bloomberg Finance L.P. may adjust the Index in a way that affects its level, and has no obligation to consider your interests.
■	Future prices of the Index Components that are different from their current prices may have a negative effect on the level of the Index, and therefore the value of the notes.
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Our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in the Index and any such research, opinions or recommendations could adversely affect the level of the Index.

■	Ownership of the notes will not entitle you to any rights with respect to any commodities or futures contracts represented by or included in the Index.
■	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.
■	The notes will not be regulated by the U.S. Commodity Futures Trading Commission.
Leveraged Index Return Notes®	TS-6

Leveraged Index Return Notes® Linked to the Bloomberg Commodity Index, due September , 2023
■	The Index includes futures contracts traded on foreign exchanges that are less regulated than U.S. markets and may involve different and greater risks than trading on U.S. exchanges.
■	Suspensions or disruptions of market trading in the commodities or futures contracts included in, or tracked by, the Index may adversely affect the value of the notes.
■	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.
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The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary Tax Consequences” below and “U.S. Federal Income Tax Consequences” beginning on page PS-28 of product supplement COMM-1.

Leveraged Index Return Notes®	TS-7

Leveraged Index Return Notes® Linked to the Bloomberg Commodity Index, due September , 2023
Additional Risk Factors
The Index tracks commodity futures contracts and does not track the spot prices of the Index Commodities, (as defined below).
The Index is composed of exchange-traded futures contracts (the “Index Components”) on physical commodities (the “Index Commodities”). Unlike equities, which typically entitle the holder to a continuing stake in a corporation, a commodity futures contract is typically an agreement to buy a set amount of an underlying physical commodity at a predetermined price during a stated delivery period. A futures contract reflects the expected value of the underlying physical commodity upon delivery in the future. In contrast, the underlying physical commodity’s current or “spot” price reflects the immediate delivery value of the commodity.
The notes are linked to the Index and not to the spot prices of the Index Commodities. An investment in the notes is not the same as buying and holding the Index Commodities. While price movements in the Index Components may correlate with changes in the spot prices of the Index Commodities, the correlation will not be perfect and price movements in the spot markets for the Index Commodities may not be reflected in the futures market (and vice versa). Accordingly, an increase in the spot prices of the Index Commodities may not result in an increase in the prices of the Index Components or the level of the Index. The prices of the Index Components and the level of the Index may decrease while the spot prices for the Index Commodities remain stable or increase, or do not decrease to the same extent.
Higher future prices of the Index Components relative to their current prices may have a negative effect on the level of the Index and therefore the value of the notes.
Commodity indices generally reflect movements in commodity prices by measuring the value of futures contracts for the applicable commodities. To maintain the Index, as futures contracts approach expiration, they are replaced by similar contracts that have a later expiration. This process is referred to as “rolling.” The level of the Index is calculated as if the expiring futures contracts are sold and the proceeds from those sales are used to purchase longer-dated futures contracts.
The difference in the price between the contracts that are sold and the new contracts for more distant delivery that are purchased is called “roll yield,” and the change in price that contracts experience while they are components of the Index is sometimes referred to as “spot return.”
If the expiring futures contract included in the Index is “rolled” into a less expensive futures contract with a more distant delivery date, the market for that futures contract is trading in “backwardation.” In this case, the effect of the roll yield on the level of the Index will be positive because it costs less to replace the expiring futures contract. However, if the expiring futures contract included in the Index is “rolled” into a more expensive futures contract with a more distant delivery date, the market for that futures contract is trading in “contango.” In this case, the effect of the roll yield on the level of the Index will be negative because it will cost more to replace the expiring futures contract.
There is no indication that the markets for the Index Components will consistently be in backwardation or that there will be a positive roll yield that increases the level of the Index. It is possible, when near-term or spot prices of the Index Components are decreasing, for the level of the Index to decrease significantly over time even when some or all of the Index Components are experiencing backwardation. If all other factors remain constant, the presence of contango in the market for an Index Component could result in negative roll yield, which could decrease the level of the Index and the value of the notes.
Risks associated with the Index may adversely affect the market price of the notes.
The annual composition of the Index will be calculated in reliance upon historic price, liquidity, and production data that are subject to potential errors in data sources or errors that may affect the weighting of components of the Index. Bloomberg L.P. may not discover every discrepancy and any discrepancies that require revision will not be applied retroactively. These discrepancies may adversely affect the level of the Index and the market price of the notes.

Leveraged Index Return Notes®	TS-8

Leveraged Index Return Notes® Linked to the Bloomberg Commodity Index, due September , 2023
The Index
All disclosures contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation, and changes in its components have been derived from publicly available sources. On July 1, 2014, Bloomberg Finance L.P. became responsible for the governance, calculation, distribution and licensing of the Index. The Index was renamed from the Dow Jones—UBS Commodity Index to the Bloomberg Commodity Index and the ticker changed from “DJUBS” to “BCOM.” UBS Securities LLC (“UBS”) has maintained its ownership, but Bloomberg Finance L.P. calculates the BCOM Index on behalf of UBS. Material changes or amendments to the Index methodology are subject to approval by the Bloomberg Index Oversight Committee in consultation, if practicable, with UBS. The information reflects the policies of UBS and Bloomberg Finance L.P. as stated in those sources, and these policies are subject to change at the discretion of UBS and Bloomberg Finance L.P. UBS and Bloomberg Finance L.P. have no obligation to continue to publish, and may discontinue publication of, the Index.  The consequences of UBS and Bloomberg Finance L.P. discontinuing publication of the Index are discussed in the section entitled “Description of the Notes — Discontinuance of a Market Measure” beginning on page PS-22 of product supplement COMM-1.  None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.
General
The Index is a proprietary index that is designed to provide a liquid and diversified benchmark for commodities investments. The Index was established on July 14, 1998. The 24 physical commodities that are eligible for inclusion in the Index are as follows: aluminium, cocoa, coffee, copper, corn, cotton, crude oil (WTI and Brent), gold, ULS diesel, lead, lean hogs, live cattle, natural gas, nickel, platinum, silver, soybean meal, soybean oil, soybeans, sugar, tin, unleaded gasoline, wheat (Chicago and KC HRW), and zinc. The 20 commodities selected for 2018 (each, an “Index Commodity” and collectively, the “Index Commodities”) are as follows: aluminium, coffee, copper, corn, cotton, crude oil (WTI and Brent), gold, ULS diesel, lean hogs, live cattle, natural gas, nickel, silver, soybean meal, soybean oil, soybeans, sugar, unleaded gasoline, wheat (Chicago and KC HRW), and zinc. The Index Commodities currently trade on United States exchanges, with the exception of aluminium, lead, tin, nickel, and zinc, which trade on the London Metals Exchange (the “LME”), and Brent Crude Oil, which trades on the ICE Europe. The designated futures contracts for the Index Commodities (the “Designated Contracts”) are set forth below in the section entitled “—Designated Contracts for Each Index Commodity.” The actual Index Commodities included in the Index are set forth below in the section “—Annual Reweighting and Rebalancing of the Index.”
The Index tracks what is known as a rolling futures position, which is a position where, on a periodic basis, futures contracts on physical commodities specifying delivery on a nearby date must be sold and longer-dated futures contracts on those physical commodities must be purchased. An investor with a rolling futures position is able to maintain an investment position in the underlying physical commodities without receiving delivery of those commodities. The “roll period” occurs over five BCOM Business Days (as defined below) each month according to a pre-determined schedule.
The methodology for determining the composition and weighting of the Index and for calculating its level is subject to modification by Bloomberg Finance L.P..
A “BCOM Business Day” means a day on which the sum of the Commodity Index percentages (as described below under “—Annual Reweighting and Rebalancing of the Index”) for those Index Commodities that are open for trading is greater than 50%.
The Index is computed on the basis of hypothetical investments in the futures contracts for the basket of commodities included in the Index. The Index was created using the following four main principles:
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Economic Significance:  To achieve a fair representation of a diversified group of commodities to the world economy, the Index uses both liquidity data and U.S. dollar-weighted production data in determining the relative quantities of included commodities. The Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Index also relies on production data as a useful measure of the importance of a commodity to the world economy.

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Diversification:  In order to provide diversified exposure to commodities as an asset class and to avoid disproportionate weighting in any one commodity or sector, diversification rules have been established, which are applied annually. In addition, the Index is rebalanced annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

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Continuity:  The Index is intended to provide a stable benchmark, so that there is confidence that historical performance data is based on a structure that bears some resemblance to both the current and future composition of the Index.

■	Liquidity: The inclusion of liquidity as a weighting factor helps to ensure that the Index can accommodate substantial investment flows.
Designated Contracts for Each Index Commodity
One or more Designated Contracts is selected as the reference contract for each Index Commodity. With the exception of several LME contracts, where there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for an Index Commodity, the futures contract that is traded in North America and denominated in U.S. dollars has been historically selected. It is possible that Bloomberg L.P. will in the future select more than one Designated Contract for additional commodities or may select Designated Contracts that are traded outside of the United States or in currencies other than U.S. dollars. Data concerning the Designated Contract will be used to calculate the Index. The termination or replacement of a futures contract on an established exchange occurs infrequently. If a Designated Contract is terminated or replaced, a comparable futures contract would be selected, if
Leveraged Index Return Notes®	TS-9

Leveraged Index Return Notes® Linked to the Bloomberg Commodity Index, due September , 2023
available, to replace that Designated Contract. The Designated Contracts for the Index Commodities eligible for inclusion in the Index are traded on the Chicago Board of Trade (“CBOT”), the Chicago Mercantile Exchange (“CME”), the Commodities Exchange (the “COMEX”), the ICE, the Kansas City Board of Trade (the “KCBOT”), the LME, the New York Board of Trade (“NYBOT”), and the New York Mercantile Exchange (the “NYMEX”), and are as follows:
Index Commodity	Designated Contract and Price Quote	Current Weightings of Designated Contracts(1)	Exchange	Units
Aluminum	High Grade Primary Aluminum $/metric ton	4.41%	LME	25 metric tons
Brent Crude Oil	Brent Crude Oil $/barrel	9.1%	ICE	1,000 barrels
Coffee	Coffee “C” cents/pound	2.17%	ICE	37,500 lbs
Copper(2)	Copper cents/pound	6.06%	COMEX	25,000 lbs
Corn	Corn cents/bushel	6.69%	CBOT	5,000 bushels
Cotton	Cotton cents/pound	1.59%	ICE	50,000 lbs
Gold	Gold $/troy oz.	11.31%	ICE	100 troy oz.
Heating Oil	Heating Oil cents/gallon	4.15%	NYMEX	42,000 gallons
Lean Hogs	Lean Hogs cents/pound	1.69%	CME	40,000 lbs
Live Cattle	Live Cattle cents/pound	4.15%	CME	40,000 lbs
Natural Gas	Henry Hub Natural Gas $/mmbtu	8.50%	NYMEX	10,000 mmbtu
Nickel	Primary Nickel $/metric ton	2.84%	LME	6 metric tons
Silver	Silver cents/troy oz.	3.14%	COMEX	5,000 troy oz.
Soybean Meal	Soybean Meal $/short ton	3.12%	CBOT	100 short tons
Soybean Oil	Soybean Oil cents/pound	2.40%	CBOT	60,000 lbs
Soybeans	Soybeans cents/bushel	5.40%	CBOT	5,000 bushels
Sugar	World Sugar No. 11 cents/pound	2.69%	ICE	112,000 lbs
Leveraged Index Return Notes®	TS-10

Leveraged Index Return Notes® Linked to the Bloomberg Commodity Index, due September , 2023
Index Commodity	Designated Contract and Price Quote	Current Weightings of Designated Contracts(1)	Exchange	Units
Unleaded Gasoline (RBOB)	Reformulated Blendstock for Oxygen Blending cents/gallon	4.22%	NYMEX	42,000 gallons
Wheat (Chicago)	Soft Wheat cents/bushel	4.03%	CBOT	5,000 bushels
Wheat (Kansas)	Hard Red Winter Wheat cents/bushel	1.60%	CBOT	5,000 bushels
WTI Crude Oil	Light, Sweet Crude Oil $/barrel	8.40%	NYMEX	1,000 barrels
Zinc	Special High Grade Zinc $/metric ton	2.33%	LME	25 metric tons
__________
(1)                Reflects the approximate weightings as of September 7, 2018 of the twenty commodities currently included in the Index.
(2)                The Index uses the copper contract traded on the COMEX for copper contract prices and LME copper contract volume data in determining the weighting for the Index.
Commodity Groups
For purposes of applying the diversification rules discussed herein, each of the eligible Index Commodities is assigned to “Commodity Groups.” The Commodity Groups, the commodities of each and the Index weighting of each Commodity Group as of September 7, 2018 are as follows:
Commodity Group	Commodities	As of September 7, 2018(1)
Agriculture	Cocoa	29.69%
	Coffee Corn
	Cotton
	Soybean Meal
	Soybean Oil
	Soybeans
	Sugar
	Wheat (Chicago and Kansas)
Energy	Crude Oil (WTI and Brent)	34.37%
	Heating Oil
	Natural Gas
	Unleaded Gasoline (RBOB)
Industrial Metals	Aluminum	15.64%
	Copper
	Lead
	Nickel
	Tin
Leveraged Index Return Notes®	TS-11

Leveraged Index Return Notes® Linked to the Bloomberg Commodity Index, due September , 2023
Commodity Group	Commodities	As of September 7, 2018(1)
	Zinc
Livestock	Lean Hogs	1.69%
Precious Metals	Gold
	Silver	14.45%
__________
(1)                Reflects the rounded weightings of the five Commodity Groups currently included in the Index.
Annual Reweighting and Rebalancing of the Index
The Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Index are determined each year in the third or fourth quarter of the year and are published as promptly as practicable following the calculation. The annual weightings are implemented in January of the effective year.
For each commodity designated for potential inclusion in the Index, liquidity is measured by the commodity liquidity percentage (the “CLP”) and production is measured by the commodity production percentage (the “CPP”). The CLP for each Designated Contract is determined by taking a five-year average of the product of the trading volume and the historic U.S. dollar value of that contract, and dividing the result by the sum of the products for all Designated Contracts. The CPP is determined for each Designated Contract by taking a five-year average of production figures, adjusted by the historic U.S. dollar value of the Designated Contract, and dividing the result by the sum of such products for all the commodities which were designated for potential inclusion in the Index. The CLP and CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (the “CIP”) for each commodity. The CIP is then adjusted in accordance with the diversification rules described below in order to determine the commodities which will be included in the Index and their respective percentage weights.
To ensure that no single commodity or commodity sector dominates the Index, the following diversification rules are applied annually:
■	No single commodity (e.g., natural gas or silver) may constitute more than 15% of the Index;
■	No single commodity, together with its derivatives (e.g., WTI crude oil and Brent crude oil, together with ULS diesel and unleaded gasoline), may constitute more than 25% of the Index;
■	No related group of commodities designated as a Commodity Group (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the Index; and
■	No single commodity in the Index (e.g., natural gas or silver) may constitute less than 2% of the Index, as liquidity allows.
Following the annual reweighting and rebalancing of the Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentage set forth above.
Following application of the diversification rules discussed above, the CIPs are incorporated into the Index by calculating the new unit weights for each Designated Contract. On the fourth Business Day of the month of January following the calculation of the CIPs, the CIPs are combined with the settlement prices of all of the Designated Contracts for such day to create the Commodity Index Multiplier (the “CIM”) for each of the Designated Contracts. These CIMs remain in effect throughout the ensuing year. As a result, the observed price percentage of each commodity included in the Index will float throughout the year until the CIMs are reset the following year based on new CIPs.
Computation of the Index
The Index is calculated by Bloomberg Finance L.P. by applying the impact of the changes to the prices of the Designated Contracts (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Index is a mathematical process whereby the CIMs for the Designated Contracts are multiplied by the prices for those contracts. These products are then summed. The daily percentage change in this sum is then applied to the prior day’s level of the Index to calculate the current level of the Index.
Index Calculation Disruption Events
The Index is a futures-based index. From time to time, market disruption events can occur in trading futures contracts on various commodity exchanges. The following rules govern the mans by which the Index accommodates potential market disruptions:
■	the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Index on that day;
■	the settlement price of any futures contract used in the calculation of the Index reflects the maximum permitted price change from the previous day’s settlement price;
■	the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Index; or
Leveraged Index Return Notes®	TS-12

Leveraged Index Return Notes® Linked to the Bloomberg Commodity Index, due September , 2023
■	with respect to any futures contract used in the calculation of the Index that trades on the LME, a BCOM Business Day on which the LME is not open for trading.
The existence of a market disruption event with respect to the Index shall be determined by Bloomberg L.P.
If a market disruption event with respect to the Index occurs during the “Hedge Roll Period” (defined herein as the fifth through the ninth BCOM Business Day of each month) in any month other than January affecting any Index Commodity, then the daily roll of the relevant Designated Contract for such Index Commodity will be postponed until the next available BCOM Business Day on which a market disruption event with respect to the Index does not occur, and the calculation of the Index will be adjusted to reflect this.
If a market disruption event with respect to the Index occurs during the Hedge Roll Period scheduled for January of each year affecting any Index Commodity, then the rolling or rebalancing of the relevant Designated Contract for such Index Commodity will occur in all cases over five BCOM Business Days on which no market disruption event with respect to the Index exists at a rate of 20% per day for every BCOM Business Day following a market disruption event with respect to the Index until the extended Hedge Roll Period is complete.
If a market disruption event with respect to the Index occurs on a determination date of the CIM in respect of the applicable futures contract for an Index Commodity that is caused by a “limit event” (as defined by the applicable futures exchange), Bloomberg L.P. will use the current day’s settlement price of such futures contract to determine the new CIM with respect to such Index Commodity. If a market disruption event occurs due to an exchange’s failure to produce a settlement price of such futures contract, then the settlement prices used to calculate the CIMs for such year will be from the first prior BCOM Business Day on which a market disruption event with respect to the Index had not occurred in any such futures contracts.

Leveraged Index Return Notes®	TS-13

Leveraged Index Return Notes® Linked to the Bloomberg Commodity Index, due September , 2023
The following graph shows the daily historical performance of the Index in the period from January 1, 2008 through September 7, 2018.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On September 7, 2018, the closing level of the Index was 82.5853.
Historical Performance of the Index
This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the Index.
License Agreement
Bloomberg® and Bloomberg Commodity IndexSM are service marks of Bloomberg Finance L.P. and its affiliates (collectively, “Bloomberg”) and have been licensed for use for certain purposes by MLPF&S.
The notes are not sponsored, endorsed, sold or promoted by Bloomberg, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their subsidiaries or affiliates. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparties to the notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the notes particularly. The only relationship of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates to MLPF&S is the licensing of certain trademarks, trade names and service marks and of the Index, which is determined, composed and calculated by Bloomberg in conjunction with UBS Securities without regard to MLPF&S or the notes. Bloomberg and UBS Securities have no obligation to take the needs of MLPF&S or the owners of the notes into consideration in determining, composing or calculating the Index. None of Bloomberg, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to notes customers, in connection with the administration, marketing or trading of the notes. Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by MLPF&S, but which may be similar to and competitive with the notes. In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Index and Bloomberg Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Index and the notes. This term sheet relates only to the notes and does not relate to the exchange-traded physical commodities underlying any of the Index Components. Purchasers of the notes should not conclude that the inclusion of a futures contract in the Index is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates. The information in this term sheet regarding the Index Components has been derived solely from publicly available documents. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Index Components in connection with the notes. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Index Components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.
Leveraged Index Return Notes®	TS-14

Leveraged Index Return Notes® Linked to the Bloomberg Commodity Index, due September , 2023
NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO AND NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MLPF&S, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA RELATED THERETO. NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE MAXIMUM EXTENT ALLOWED BY LAW, BLOOMBERG, ITS LICENSORS (INCLUDING UBS), AND ITS AND THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, SUPPLIERS, AND VENDORS SHALL HAVE NO LIABILITY OR RESPONSIBILITY WHATSOEVER FOR ANY INJURY OR DAMAGES - WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR OTHERWISE-ARISING IN CONNECTION WITH THE NOTES OR THE INDEX OR ANY DATA OR VALUES RELATING THERETO WHETHER ARISING FROM THEIR NEGLIGENCE OR OTHERWISE, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG BLOOMBERG, UBS SECURITIES AND MLPF&S, OTHER THAN UBS AG.
Leveraged Index Return Notes®	TS-15

Leveraged Index Return Notes® Linked to the Bloomberg Commodity Index, due September , 2023
Supplement to the Plan of Distribution; Conflicts of Interest
Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We may deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than two business days from the pricing date, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.
MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:
●
the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

●
a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

●
a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).
Please contact your Merrill Lynch financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Leveraged Index Return Notes®	TS-16

Leveraged Index Return Notes® Linked to the Bloomberg Commodity Index, due September , 2023
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Index.  The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Index and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of our other affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.
For further information, see “Supplemental Use of Proceeds” on page PS-17 of product supplement COMM-1.

Leveraged Index Return Notes®	TS-17

Leveraged Index Return Notes® Linked to the Bloomberg Commodity Index, due September , 2023
Summary Tax Consequences
The following summary of the material U.S. federal income tax considerations of the acquisition, ownership and disposition of the notes supplements and, to the extent inconsistent, supersedes the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. In addition, any reference to “Morrison & Foerster LLP” in the aforementioned tax discussions in the accompanying prospectus and prospectus supplement should be read as a reference to “Sidley Austin LLP.” This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.
Although the notes are issued by us, for U.S. federal income tax purposes, they will be treated as if they were issued by Bank of America Corporation. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to Bank of America Corporation unless the context requires otherwise.
This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
General
Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, in the opinion of our counsel, Sidley Austin LLP, and based on certain factual representations received from us, the notes should be treated as single financial contracts with respect to the Index and under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes in accordance with such characterization. This discussion assumes that the notes constitute single financial contracts with respect to the Index for U.S. federal income tax purposes. If the notes did not constitute single financial contracts, the tax consequences described below would be materially different.
This characterization of the notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations.
Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the notes.
U.S. Holders
Upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the notes. A U.S. Holder’s tax basis in the notes will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the notes for more than one year. The deductibility of capital losses is subject to limitations.
Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the notes. In particular, if the notes have a term that exceeds one year, the IRS could seek to subject the notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity, or upon a sale or exchange, of the notes generally would be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.
The IRS released Notice 2008-2 (“Notice”), which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and
Leveraged Index Return Notes®	TS-18

Leveraged Index Return Notes® Linked to the Bloomberg Commodity Index, due September , 2023
Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the notes, possibly with retroactive effect.
The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.
In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the notes.
It is also possible that the IRS could assert that Section 1256 of the Code should apply to your notes. If Section 1256 were to apply to your notes, gain or loss recognized with respect to your notes would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the notes. You would also be required to mark your notes to market at the end of each year (i.e., recognize income as if the notes had been sold for fair market value). Alternatively, it is also possible that you could be required to recognize gain or loss each time a futures contract rolls. Such gain or loss may also be subject to Section 1256 as discussed above, under which 60% of the gain or loss will be treated as long-term capital gain or loss and 40% will be treated as short-term capital gain or loss.
It is also possible that the IRS could assert that your notes should be treated as partially giving rise to “collectibles” gain or loss if you have held your notes for more than one year, although we do not think such a treatment would be appropriate in this case because a sale or exchange of the notes is not a sale or exchange of a collectible but is rather a sale or exchange of a derivative contract that reflects the value, in part, of a collectible. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.
Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the IRS could seek to characterize the notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon sale or exchange of the notes should be treated as ordinary gain or loss.
Since the Index tracks what is known as a rolling futures position, it is possible that the notes could be treated as a series of single financial contracts, each of which matures on the next date in which futures contacts are “rolled” into other futures contracts. If the notes were properly characterized in such a manner, a U.S. Holder would be treated as disposing of the notes on each date in which futures contacts are “rolled” into other futures contracts in return for new notes that mature on the next date in which futures contacts are “rolled” into other futures contracts and a U.S. Holder would accordingly likely recognize capital gain or loss on each such “rolling” date equal to the difference between the holder’s tax basis in the notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the notes on such date.
Non-U.S. Holders
A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the notes, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale or exchange of the notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the settlement at maturity, sale or exchange and certain other conditions are satisfied.
If a Non-U.S. Holder of the notes is engaged in the conduct of a trade or business within the U.S. and if gain realized on the settlement at maturity, sale or exchange of the notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning and disposing of the notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.
As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax, tax will be withheld at the applicable statutory rate. As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as the notes should be subject to withholding tax. Non-U.S. Holders should consult their own tax advisors in this regard.
U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an
Leveraged Index Return Notes®	TS-19

Leveraged Index Return Notes® Linked to the Bloomberg Commodity Index, due September , 2023
applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a note.
Backup Withholding and Information Reporting
Please see the discussion under “U.S. Federal Income Tax Considerations—Taxation of Debt Securities—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.
Where You Can Find More Information
We and BAC have filed a registration statement (including a product supplement, a prospectus supplement,  and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.
Market-Linked Investments Classification
MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.
Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential.  As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.
“Leveraged Index Return Notes®” and “LIRNs®” are BAC’s registered service marks.
Leveraged Index Return Notes®	TS-20